EXHIBIT 99.1

Dear Fellow Shareholders,

The first quarter was important for Winland as we continued to build a framework for growth based on the foundation of our past successes. We began our rebuilding activity in the fall of 2001 by focusing on strengthening our balance sheet. Next, we implemented a longer term strategy, based on market changes, that we believe will deliver growth. Most recently, we strengthened the sales and marketing team of our electronic manufacturing services (EMS) business unit. Now, as we announced in the third quarter of 2003, we need to build our technical prowess which will give us the full set of capabilities to offer our current and future EMS customers. In addition, we developed our strategy for our security products business unit and put in place a manager to execute this strategy. All of this is leading towards building a stronger company as we move forward.

Our goals in 2003 were specific. We needed to expand our customer base and enter new markets while retaining the business from our core group of customers. We have added new clients and when we add new clients, there is much work to be done before revenues and profits are recognized. Designing processes, building prototypes, and obtaining client and regulatory approvals, must all be completed in the first few months of our engagement. This effort is time consuming and expensive, but once complete, we are closely partnered with our customer and committed to mutual success. In fact, during the first quarter we were actively working on 21 new product implementations across our client base, each needing our expertise and attention.

Simultaneously, during the first quarter, we enhanced our technical manufacturing strength. We expanded our capabilities with a new state-of-the-art assembly line for Surface Mount Technology (SMT), which is the current standard for circuit board assembly technology. We also added a number of skilled technicians to operate these systems. We re-registered the company’s business management system to the latest ISO standards. In addition, we registered to ISO-13485 in order to meet medical industry requirements, a business sector that remains strong. We believe these additions are important, as they meet both the current and near-term requirements of our customers and keep Winland ahead of the technology curve and many competitors.

The EMS business environment and feedback from our customers tell us we need to be more than just an outsource manufacturing company. Our customers require a complete range of services from innovative design to manufacturing, taking concepts and developing reliable finished products. Our customers want access to our facilities, our expertise and our skilled team of professionals. We serve as a responsive, seamless partner dedicated to the success of our customers. We believe this differentiates Winland from our competitors.

From a marketing perspective, we continue to focus on expanding and diversifying our customer base. The technical manufacturing sector remains sluggish, but we continue to expect steady recovery throughout the year. In anticipation of this recovery, we added sales and marketing personnel in 2003 and challenged them to lead our growth and focus on customer diversification. The reduction of the Johnson Outdoors Inc. business, which impacted our financial results in the first quarter, reinforced our decision to aggressively pursue a diversification strategy. Going forward, it is paramount for us to have a strong and diverse base of the right customers, insulating us from the fluctuations of losing one key customer, while continuing to focus on business where there are reasonable profit margins. This is a challenging goal, considering the soft industry and the competitive environment, but a goal to which we remain committed.

In addition, to further insulate Winland from fluctuations in the contract manufacturing industry, we have increased our proprietary product efforts as we aim to grow our share of the security industry market. This work is led by our new sales manager, and our optimism surrounding this unique line of products is increasing. The margins for this business are superior to our core business unit, and initial feedback from the market has been encouraging. We believe additional investment in this area is warranted, and look forward to the dividends such an investment will pay down the road.

Industry analysts project a recovery in the contract manufacturing sector, and we are clearly seeing initial signs of a turnaround. And at Winland, we believe the best thing we can do is listen. By listening to our customers, we not only meet their current needs, but also position ourselves for their future needs. During the first quarter, we made strides in both regards, while simultaneously reporting our ninth consecutive profitable quarter and strengthening our sales and marketing staffs. I am pleased with our progress and excited about the future.

To be sure, challenges remain as we continue to grow. Management is dedicated to delivering shareholder value, and we demonstrated that commitment by continuing to deliver profits while expanding our technical capabilities and adding sales and marketing staff. We will continue to listen to our customers, our employees, and our shareholders, with the goal of continuing to build an exceptional company. On my own behalf, and on behalf of our board of directors, thank you for your continued patience and encouragement.

Sincerely,

/s/ Lorin Krueger

Lorin Krueger
President and CEO

Cautionary Statement Regarding Forward Looking Information
Certain statements contained in this letter and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this letter with respect to our expectation of steady recovery in the manufacturing sector throughout the year and our belief that additional investment in proprietary products will pay dividends down the road are forward looking statements. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) economic, political and international events may create uncertainty or instability in markets that adversely affect the manufacturing sector; and (ii) unanticipated problems in design, manufacture, performance or marketing of proprietary products will arise; Consequently, no forward-looking statement can be guaranteed and actual results may vary materially from the results contemplated in the forward-looking statements.

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Three Months Ended March 31, 2004 and 2003
(UNAUDITED)

	Three Months Ended
	March 31
	2004	2003
Net Revenues	$5,159,559	$5,443,154
Cost of Sales	3,792,590	4,028,911

Gross Profits	1,366,969	1,414,243
Operating Expenses	994,524	807,449

Operating Income	372,445	606,794

Pretax Income	350,525	563,691
Federal Income Tax Expense	132,000	205,000

Net Income	$218,525	$358,691

Basic Earnings Per Share	$0.07	$0.11

Diluted Earnings Per Share	$0.06	$0.11

Basic Weighted Average Shares	3,357,148	3,275,976

Diluted Weighted Average Shares	3,585,163	3,353,967

BALANCE SHEET HIGHLIGHTS

	March 31st	December 31st
	2004	2003
Cash	$467,494	$1,412,058
Total Current Assets	$5,927,302	$6,041,208
Net Property and Equipment	$4,364,376	$3,592,740
Total Assets	$10,291,787	$9,634,122
Total Current Liabilities	$3,996,865	$2,459,579
Total Liabilities	$4,407,928	$3,973,368
Shareholder’s Equity	$5,883,859	$5,660,754
Total Liabilities and Equity	$10,291,787	$9,634,122